                 LICENSE, RESEARCH AND COLLABORATION AGREEMENT

      This License, Research and Collaboration Agreement is entered into as of the 13th day of December, 1996 by and between Apollo Genetics, Inc., a Delaware corporation ("Apollo"), and Endocon, Inc., a Maryland corporation ("Endocon").

      WHEREAS, Apollo has certain intellectual property rights in the form of an issued U.S. Patent and various pending patent applications dealing with the use of certain estrogen compounds for neuroprotection; and

      WHEREAS, Endocon owns intellectual property rights under certain issued U.S. Patents and various pending patent applications dealing with products and processes in the field of controlled-release drug delivery, especially bioerodible subcutaneous implants for use with steroidal compounds;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. DEFINITIONS

      When used herein, the following words shall have the following meanings:

      (a) "Affiliate" shall mean any individual, trust, business trust, joint venture, partnership, corporation, division of a corporation, association or any other entity that (directly or indirectly) is controlled by, controls or is under common control with a party to this Agreement. For purposes of this definition, the term "control" shall mean the possession (directly or indirectly) of the power to direct or cause the direction of the management or policies of such party.

      (b) "Apollo Proprietary Technology" shall mean all inventions, biological or biochemical materials, works of authorship, technical information, know-how, and data, which is applicable to the Field, in existence on the date of this Agreement and owned by, licensed to or known to Apollo or an Affiliate of Apollo and with respect to which Apollo has the right to disclose and use in connection with this Agreement, now or in the future, including all rights of Apollo under the patents and patent applications set forth on Exhibit A hereto.

      (c) "Commercialize" or "Commercialization" shall mean registration, regulatory approval, marketing, distribution and sale of the Products.

      (d) "Endocon Proprietary Technology" shall mean all inventions, biological or biochemical materials, works of authorship, technical information, know-how, and data, which is applicable to the Field, in existence on the date of this Agreement and owned by, licensed to or known to Endocon or an Affiliate of Endocon and with respect to which Endocon has the right to disclose and use in connection with this Agreement, now or in the future, including all rights of Endocon under the patents and patent applications set forth on Exhibit B hereto.

      (e) "Field" shall mean Formulations for the treatment of Neurodegenerative Diseases.

      (f) "Formulation" shall mean estradiol or other estrogen compounds in a subdermal implant employing Endocon Proprietary Technology.

      (g) "Improvements" shall mean any improvements or developments, within the Field, upon any of the Proprietary Technology that Endocon (or an Affiliate of Endocon) or Apollo (or an Affiliate of Apollo), either solely or jointly with any third party that is not an Affiliate of the other party, may acquire, discover, invent, originate, make, conceive or have a right to, in whole or in part, during the term of this Agreement, whether or not such improvement or development is patentable, commercially useful or reducible to writing or practice. "Endocon Improvements" shall mean any Improvements acquired, discovered, invented, originated, made or conceived by Endocon (or an Affiliate of Endocon) or to which Endocon (or an Affiliate of Endocon) has a right, either solely or jointly with any third party that is not an Affiliate of Apollo, with respect to which Endocon has the right to disclose and use in connection with this Agreement. "Apollo Improvements" shall mean any Improvements acquired, discovered, invented, originated, made or conceived by Apollo (or an Affiliate of Apollo) or to which Apollo (or an Affiliate of Apollo) has a right, either solely or jointly with any third party that is not an Affiliate of Endocon, with respect to which Apollo has the rights to disclose and use in connection with this Agreement. "Joint Improvements" shall mean any improvements or developments in the Field upon any of the Proprietary Technology, which Endocon (or an Affiliate of Endocon) and Apollo (or an Affiliate of Apollo) jointly acquire, discover, invent, originate, make, conceive or have a right to during the term of this Agreement, whether or not such improvement or development is patentable, commercially useful or reducible to writing or practice.

      (h) "Net Proceeds" shall mean the aggregate amount of proceeds (including, without limitation, license fees, milestone payments and royalties) received from third parties by Apollo and/or Endocon in connection with the development of the Products and Commercialization, after deduction and reimbursement of expenses previsously incurred by Apollo and/or Endocon in connection with the development of the Products and Commercialization and not previously reimbursed.

      (i) "Neurodegenerative Diseases" shall mean diseases caused or characterized by the impairment of neurons, including, without limitation, Alzheimer's disease, Huntington's disease and Parkinson's disease.

      (j) "Proprietary Technology" shall mean any of the Apollo Proprietary Technology and the Endocon Proprietary Technology.

      2. COLLABORATION; LICENSE

      From the date hereof, the parties agree to collaborate in the joint development of Formulations in the Field (collectively, the "Products").

      Each of the parties hereby grants to the other party, under its present and future intellectual property rights, an exclusive, worldwide, royalty-free license to make and use the Products for research and development purposes only. Endocon hereby further grants to Apollo an exclusive, worldwide, royalty-free license to distribute for sale and sell the Products; provided, however that (i) the parties agree, prior to Apollo's commercialization of any Products, to enter into good faith negotiations regarding the alternative financial terms and conditions of said license and further agree to negotiate license fee rates and royalties which are fair and reasonable to both parties and (ii) Apollo hereby agrees, in connection with the grant of such license, that Endocon shall have the exclusive right to manufacture the Products. Subject to the foregoing, Apollo shall have full power and authority under such license to negotiate sublicensing agreements with third parties with respect to the Products and to obtain financing from third parties to assist Commercialization.

      3. MANAGEMENT OF COLLABORATION

      The parties hereby create a committee (the "Research Committee"), which shall consist of two (2) members, one of which shall be designated by Apollo and one of which shall be designated by Endocon. If any member of the Research Committee dies, resigns or becomes incapacitated, the party which designated such member shall designate his or her successor (whose term shall commence immediately), and any party may withdraw the designation of its member of the Research Committee and designate a replacement (whose term shall commence immediately) at any time by giving notice of the withdrawal and replacement to the other party.

      Pursuant to no less than 5 days' notice, meetings of the Research Committee shall be held at such times and places as the members of the Research Committee shall from time to time agree. In the event a Research Committee member is unable to attend a meeting or wishes a scientific, business or other expert to represent his or her party at such meeting, such Committee member may designate an alternate member to serve in such member's stead, solely for such Research Committee meeting.

      All management of the contractual relationships created by this Agreement shall be taken by the Research Committee, acting in accordance with this Agreement, or by agents duly authorized in writing by the Research Committee. Only a determination or other action agreed to by all of the members of the Research Committee (or the designee or agent of all of the members) shall bind the parties.

      If the Research Committee fails to reach agreement upon any matter, either party may request, upon fifteen (15) days' notice, that the dispute be resolved in accordance with the procedures set forth in Section 10 below.

      4. DEVELOPMENT COSTS; INTERESTS IN PROCEEDS

      Each party shall bear the costs and expenses of its respective activities in connection with the collaboration established hereby and shall promptly make payments to third parties arising therefrom; provided, however, that neither party has any obligation hereunder to finance development of the Products. The parties anticipate that development costs will be borne primarily by a third party marketing partner under a license agreement among such third party and the parties hereto.

      All Net Proceeds received by either of the parties from the development of the Products shall be allocated 60% to Apollo and 40% to Endocon. From time to time, the Research Committee shall determine the amount of proceeds available for distribution as Net Proceeds.

      Notwithstanding the foregoing, the parties acknowledge that there may be future events affecting the equitable distribution of Net Proceeds and agree that they will act, by amendment of this Agreement if necessary, in a commercially reasonable manner with respect to the division of Net Proceeds, the establishment of manufacturing fees, the recovery of development costs and other commercial terms hereof. If the parties fail to reach agreement upon any such matter, either party may request, upon fifteen (15) days' notice, that the dispute be resolved in accordance with the procedures set forth in Section 10 below.

      5. TERMINATION; SURVIVING RIGHTS

      The term of this Agreement shall be perpetual; provided, however, that either party may terminate this Agreement upon sixty (60) days' notice to the other party. Upon termination pursuant to this Section 5, the non-terminating party shall receive from the terminating party an exclusive, worldwide, royalty-free license (with the right to sublicense) to develop, make, have made, use, distribute for sale and sell the Products.

      6. CONFIDENTIAL INFORMATION; PUBLIC ANNOUNCEMENTS

      The parties contemplate that, during the term of this Agreement, each party (as such, a "Disclosing Party") will disclose to the other party (as such, a "Receiving Party") Proprietary Technology of the Disclosing Party that is marked or otherwise reasonably identifiable as such. A Receiving Party shall hold in confidence and shall not, directly or indirectly, at any time during or subsequent to the term of this Agreement, unless otherwise agreed to in writing by the Disclosing Party, disclose, publish, transfer or use (other than in accordance with the terms of this Agreement) any Proprietary Technology of the Disclosing Party; provided, however, that the foregoing restrictions shall not apply to any Proprietary Technology that:

            (a) becomes part of the public domain through no wrongful act of the Receiving Party;

            (b) is lawfully received by the Receiving Party from a third party without contravention of this Agreement;

            (c) prior to the time of receiving such Proprietary Technology from the Disclosing Party, is known by the Receiving Party and may lawfully be used by it without restriction; or

            (d) is independently developed by the Receiving Party, provided that the person or persons developing the same have not had any access to the Disclosing Party's Proprietary Technology.

      Proprietary Technology specific to the use of certain compounds, methods, conditions or features shall not be deemed to be within the foregoing exceptions merely because such Proprietary Technology is embraced by general disclosures in the public domain or in the possession of the Receiving Party; in addition, a combination of Proprietary Technology will not be deemed to fall within the foregoing exceptions, even if all of the components fall within an exception, unless the combination itself and its significance are in the public domain or in the possession of the Receiving Party prior to the disclosure thereof by the Disclosing Party.

      Except as shall be necessary to comply with applicable laws and regulations, and except as otherwise agreed to by the parties hereto, the parties each agree to keep the existence of this Agreement, and the transactions contemplated hereby, strictly confidential. Any press release or similar public announcements regarding this Agreement or the transactions contemplated herein shall be agreed upon in writing between the parties prior to publication.

      7. PROPRIETARY MATERIALS

      In the course of the collaboration established hereby, one party (the "Provider") may transfer to the other party (the "Recipient") certain of its materials that were developed by the Provider prior to or outside the performance of this Agreement ("Proprietary Materials"). In such event, the Recipient acknowledges and agrees that such Proprietary Materials are and shall be owned by the Provider. The Recipient agrees to execute and deliver any documents of assignment or conveyance to effectuate or document the ownership rights of the Provider in such Proprietary Materials.

      The Recipient further agrees to use Proprietary Materials provided by the Provider sale for purposes set forth in this Agreement or a subsequent writing. The Recipient shall use such Proprietary Materials only in compliance with all applicable federal, state, and local laws and regulations.

      The Recipient shall not distribute any Proprietary Materials to any third party other than its employees who are working on the collaboration established hereby.

      8. RIGHTS TO IMPROVEMENTS

      All right, title and interest in (i) all Apollo Improvements shall be solely in Apollo, (ii) all Endocon Improvements shall be solely in Endocon and
(iii) all Joint Improvements shall be 50% in Apollo and 50% in Endocon.

      Each party shall use its best efforts to ensure that its employees, consultants, agents, and representatives are contractually required to assign all Improvements to such party and that such employees, consultants, agents, and representatives promptly disclose any Improvements to such party.

      Each party shall promptly disclose to the other party all Improvements made or conceived by its employees, consultants, agents, and representatives.

      9. PATENTS

      Apollo shall be responsible for and shall control, at its expense, the preparation, filing, prosecution, grant and maintenance of any patent applications covering Apollo Improvements and shall consult with Endocon on, and give Endocon a reasonable opportunity to review, all such filings to the extent they relate to the collaboration established hereby. Endocon shall be responsible for and shall control, at is expense, the preparation, filing, prosecution, grant and maintenance of all patent applications covering Endocon Improvements and shall consult with Apollo on, and give Apollo a reasonable opportunity to review all such filings to the extent such applications relate to the collaboration established hereby. Patent applications covering Joint Improvements shall be filed, prosecuted and maintained jointly under each party's name and under the direction of both parties, and all expenses relating thereto will be borne equally by the parties.

      Each party agrees to cooperate with the other party fully in the preparation, filing and prosecution of any patent applications covering Joint Improvements or any use patent applications.

      10. DISPUTE RESOLUTION

      (a) The parties hereby agree that the Research Committee will attempt in good faith to resolve any controversy, claim or dispute (a "Dispute"), arising out of or relating to this Agreement, through negotiations. Any such Dispute, which is not settled by the Research Committee within fifteen (15) days after notice of such Dispute is given by one party to the other in writing, shall be referred to the Presidents of the parties hereto (the "Senior Executives"). The Senior Executives shall then meet for negotiations within fifteen (15) days of the end of the 15-day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the commencement of negotiations between the Senior Executives (which 30-day period may be extended by mutual agreement of the Senior Executives), subject to any rights to injunctive relief, and unless otherwise specifically provided for herein, any Dispute will be settled in accordance with subsections (b) and (c) below.

      (b) Any Dispute which is not resolved by the parties within the time period described in subsection (a) shall be submitted to an alternative dispute resolution process ("ADR"). Within five (5) business days after the expiration of the negotiating periods established in accordance with subsection (a) of this Section, each party shall select for itself a representative with the authority to bind such party and shall notify the other party in writing of the name of such representative. Within ten (10) business days after the date of delivery of such notice, the representatives shall schedule a date for engaging in non-binding ADR with a neutral mediator or dispute resolution firm mutually acceptable to both representatives. Any such mediation shall be held in Boston, Massachusetts. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of such individual or firm. If the representatives of the parties have not been able to resolve a Dispute within thirty (30) business days after the commencement of the ADR process, or if the representatives of the parties fail to schedule a date for engaging in non-binding ADR within the ten- (10-) day period set forth above, the Dispute shall be settled by binding arbitration as set forth in subsection (c) below. If the representatives of the parties resolve the dispute within the thirty- (30-) day period set forth above, then such resolution shall be binding upon the parties.

      (c) If the parties have not been able to resolve the Dispute as provided in subsections (a) and (b) above, the Dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under rules of the American Arbitration Association. The arbitration shall be conducted before three arbitrators chosen according to the following procedure: each of the parties shall appoint one arbitrator and the two so nominated shall chose the third arbitrator. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty (30) days after their appointment, then the third arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association. Any such arbitration shall be held in Boston, Massachusetts or such other location as the arbitrators may agree. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the parties; and (ii) may be entered in any court of competent jurisdiction.

      (d) Nothing contained in this Section or any other provisions of this Agreement shall be construed to limit or preclude a party from bringing any court action for injunctive or other provisional relief to compel the other party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings. The parties hereby irrevocably consent to submit to the jurisdiction of the federal courts located within the Commonwealth of Massachusetts and agree that such venue is proper and will not seek to alter or contest such venue.

      11. MISCELLANEOUS

      Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized in writing.

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

      This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either of the parties may assign this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

      This Agreement may be amended, supplemented, otherwise modified at any time (including, without limitation, to broaden this Agreement with respect to additional compounds, delivery systems and product indications), but only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance.

      In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

      This Agreement supersedes any and all prior understandings of the parties, oral or written, relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof.

      This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above by their duly authorized officers.

                                        APOLLO GENETICS, INC.


                                        By:  /s/ Katherine Gordon
                                             __________________________
                                             Katherine Gordon, Ph.D.

                                        ENDOCON, INC.

                                        By:  /s/ David M. Lipton
                                             __________________________
                                             David M. Lipton

                                                                       Exhibit A
                                                                       ---------

                     APOLLO PATENTS AND PATENT APPLICATIONS

                    Patent/
Country/region      Serial Number    Filing Date  Title                      Status
--------------      -------------    -----------  -----                      ------

United States       08/149,175        11/6/93     Compositions and Methods   Abandoned
                                                  for Neuroprotection

United States(1)    5,554,601         10/4/94     Methods for                Issued 9/10/96
(CIP of 08/149,175)                               Neuroprotection

[*]


----------
(1) Priority of US 08/149,175, which is now abandoned

* Confidential treatment is being requested for marked portion.

                                                                       Exhibit B
                                                                       ---------

                     ENDOCON PATENTS AND PATENT APPLICATIONS

                    Patent/
Country/region    Serial Number     Filing Date        Title                    Status
--------------    -------------     -----------        -----                    ------

United States     4,748,024         4/6/87        Flash Flow Fused*             Issued (5/31/88)
                                                  Medicinal Implants

United States     4,892,734         3/30/88       Dispensing Paste for*         Issued (1/9/90)
                                                  Forming Medicinal Pellets

[**]

Austria           E109941           4/4/88              *                       Issued (8/17/94)

Belgium           357644            4/4/88              *                       Issued (8/17/94)

Canada            1330939           4/5/88        Flash Flow Fused              Issued (7/26/94)
                                                  Medicinal Implants

Canada            1330940           4/5/88        Dispensing Paste for          Issued (7/26/94)
                                                  Forming Medicinal Implants

Switzerland       357644            4/4/88              *                       Issued (8/17/94)

Germany           357644            4/4/88              *                       Issued (8/17/94)

France            357644            4/4/88              *                       Issued (8/17/94)

Italy             357644            4/4/88              *                       Issued (8/17/94)

Netherlands       357644            4/4/88              *                       Issued (8/17/94)

Sweden            357644            4/4/88                                      Issued (8/17/94)

Norway            178783            4/4/88                                      Issued (6/5/96)

United States     5137669           5/24/91       Manufacture of Partially      Issued (8/11/92)
                                                  Fused Peptide Pellets


*     These patents were combined into one called Flash Flow Medicinal Implants

**    Confidential treatment is being requested for marked portion.